Midwest Air Group, Inc. 6744 South Howell Avenue Oak Creek, Wisconsin 53154-1402 414-570-4000 www.midwestairlines.com Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
April 8, 2004

MIDWEST AIR GROUP REPORTS MARCH PERFORMANCE

Milwaukee, Wisconsin, April 8, 2004 - Midwest Air Group, Inc. (NYSE: MEH) today reported March performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. — Performance Report

	March				Three Months Ended March 31,
	2004	2003	% Change		2004	2003	% Change
Midwest Airlines Operations
Origin & Destination Passengers	216,692	172,781	25.4		553,208	454,723	21.7
Scheduled Service Revenue Passenger Miles (000s)	227,715	177,587	28.2		584,077	468,740	24.6
Scheduled Service Available Seat Miles (000s)	321,897	267,202	20.5		917,782	767,751	19.5
Total Available Seat Miles (000s)	340,807	274,494	24.2		967,319	783,655	23.4
Load Factor (%)	70.7%	66.5%	4.2	pts.	63.6%	61.1%	2.5	pts.
Revenue Yield (estimate)	$0.1199	$0.1380	(13.1)		$0.1161	$0.1378	(15.8)
Revenue per Schd. Svc. ASM (1) (estimate)	$0.0883	$0.0954	(7.4)		$0.0774	$0.0881	(12.1)
Average Passenger Trip Length (miles)	1,051	1,028	2.2		1,056	1,031	2.4
Number of Flights	3,310	3,511	(5.7)		9,507	10,217	(6.9)
Into-plane Fuel Cost per Gallon (estimate)	$1.17	$1.17	0.2		$1.17	$1.10	6.2

Midwest Connect Operations
Origin & Destination Passengers	57,145	46,953	21.7		150,911	133,777	12.8
Scheduled Service Revenue Passenger Miles (000s)	16,018	16,543	(3.2)		42,036	45,969	(8.6)
Scheduled Service Available Seat Miles (000s)	30,207	34,400	(12.2)		85,303	100,732	(15.3)
Total Available Seat Miles (000s)	30,207	34,430	(12.3)		85,303	100,776	(15.4)
Load Factor (%)	53.0%	48.1%	4.9	pts.	49.3%	45.6%	3.7	pts.
Revenue Yield (estimate)	$0.3884	$0.3323	16.9		$0.3830	$0.3332	14.9
Revenue per Schd. Svc. ASM (1) (estimate)	$0.2125	$0.1640	29.6		$0.1946	$0.1557	25.0
Average Passenger Trip Length (miles)	280	352	(20.4)		279	344	(18.9)
Number of Flights	4,773	4,820	(1.0)		13,498	14,179	(4.8)
Into-plane Fuel Cost per Gallon (estimate)	$1.20	$1.28	(6.5)		$1.20	$1.18	2.3

(1)     Passenger, Cargo and Other Transport Related Revenue divided by Scheduled Service ASMs.
Note: All statistics exclude charter operations except total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines provide service to 50 cities. More information is available at www.midwestairlines.com.